As filed with the Securities and Exchange Commission on June 12, 2025

Registration No. 333-218017

Registration No. 333-248621

Registration No. 333-273307

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-218017

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-248621

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-273307

UNDER

THE SECURITIES ACT OF 1933

PLAYA HOTELS & RESORTS N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	98-1346104
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Keizersgracht 555 1017 DR Amsterdam, The Netherlands	None
(Address of Principal Executive Offices)	(Zip Code)

Playa Hotels & Resorts N.V. 2017 Omnibus Incentive Plan, as amended

(Full title of the plan)

Mark S. Hoplamazian

President and Chief Executive Officer

Hyatt Hotels Corporation

150 North Riverside Plaza, 8th Floor

Chicago, Illinois 60606

(Name and address of agent for service)

(312) 750-1234

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, ”“smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following registration statements on Form S-8 filed by Playa Hotels & Resorts N.V. (the “Company”), including all previous post-effective amendments thereto (collectively, the “Registration Statements”), with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration statement on Form S-8 (File No. 333-218017), filed with the SEC on May 15, 2017, registering 4,000,000 ordinary shares, par value €0.10 per share, of the Company (“Ordinary Shares”) in connection with the Playa Hotels & Resorts N.V. 2017 Omnibus Incentive Plan.

•

Registration statement on Form S-8 (File No. 333-248621), filed with the SEC on September 4, 2020, registering 8,000,000 additional Ordinary Shares in connection with the Playa Hotels & Resorts N.V. 2017 Omnibus Incentive Plan, as amended.

•

Registration statement on Form S-8 (File No. 333-273307), filed with the SEC on July 18, 2023, registering 12,000,000 additional Ordinary Shares in connection with the Playa Hotels & Resorts N.V. 2017 Omnibus Incentive Plan, as amended.

On February 9, 2025, the Company entered into Purchase Agreement (the “Purchase Agreement”) with Hyatt Hotels Corporation, a Delaware corporation (“Hyatt”), and HI Holdings Playa B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands and an indirect wholly-owned subsidiary of Hyatt (“Buyer”) to purchase all of the issued and outstanding Ordinary Shares at a purchase price of $13.50 per Ordinary Share payable in cash (the “Offer Consideration”), less applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 24, 2025 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal,” together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “Offer”). On June 11, 2025, Buyer completed its initial tender offer for all of the Company’s outstanding Ordinary Shares and accepted for payment approximately 84.5% of the issued and outstanding Ordinary Shares (the “Closing”).

In connection with the Closing, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. This post-effective amendment removes from registration any and all securities of the Company that were registered under the Registration Statements and remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, State of Virginia, on June 12, 2025.

PLAYA HOTELS & RESORTS N.V.

By:	/s/ Dayna Blank
Name:	Dayna Blank
Title:	Attorney-in-Fact

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.